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                                EXHIBIT EX-99.B18

                            MASON STREET FUNDS, INC.

                                  on behalf of

                          Aggressive Growth Stock Fund
                            International Equity Fund
                                Growth Stock Fund
                          Growth and Income Stock Fund
                              Index 500 Stock Fund
                              Asset Allocation Fund
                              High Yield Bond Fund
                               Municipal Bond Fund
                                Select Bond Fund


                   Multiple Class Plan Pursuant to Rule 18f-3
                               _____________, 1996

     Each class of shares of the Aggressive Growth Stock Fund, International Equity Fund, Growth Stock Fund, Growth and Income Stock Fund, Index 500 Stock Fund, Asset Allocation Fund, High Yield Bond Fund, Municipal Bond Fund and Select Bond Fund (the "Funds"), each a series of Mason Street Funds, Inc. (the "Company"), will have the same relative rights and privileges and be subject to the same sales charges, fees and expenses, except as set forth below. The Board of Directors may determine in the future that other distribution arrangements, allocations of expenses (whether ordinary or extraordinary) or services to be provided to a class of shares are appropriate and amend this Plan accordingly without the approval of shareholders of any class. Except as set forth in the Company's prospectus, shares may be exchanged only for shares of the same class of another Fund in the Company.

Article I.                       Class A Shares

Class A Shares are sold at net asset value and subject to the initial sales charge schedule or contingent deferred sales charge and minimum purchase requirements as set forth in the Company's prospectus. Class A Shares are subject to distribution fees calculated as a stated percentage of the net assets attributable to Class A shares under the Company's Class A Rule 12b-1 Distribution Plan as set forth in such Distribution
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Plan. Class A Shares are also subject to service fees calculated as a stated
percentage of the net assets attributable to Class A shares under the Company's Shareholder Servicing Agreement as set forth in such Shareholder Servicing Agreement. The Class A Shareholders of a Fund have exclusive voting rights, if any, with respect to the Company's Class A Rule 12b-1 Distribution Plan as it applies to each Fund. Transfer agency fees, expenses related to transfer agency activities and state and federal registration fees applicable to Class A Shares are allocated to Class A Shares. Class A Shares shall be entitled to the shareholder services set forth from time to time in the Company's prospectus and/or Statement of Additional Information with respect to Class A Shares.

Article II.                      Class B Shares

     Class B Shares are sold at net asset value per share without the imposition of an initial sales charge. However, Class B shares redeemed within a specified number of years of purchase will be subject to a contingent deferred sales charge as set forth in the Fund's prospectus, unless a waiver described in the prospectus is applicable. Class B Shares are sold subject to the minimum purchase requirements set forth in the Company's prospectus. Class B Shares are sold subject to distribution fees calculated as a stated percentage of the net assets attributable to the Company's Class B Shares under the Company's Class B Rule l2b-1 Distribution Plan as set forth in such Distribution Plan. Class B Shares are also subject to service fees calculated as a stated percentage of the net assets attributable to Class B shares under the Company's Shareholder Servicing Agreement as set forth in such Shareholder Servicing Agreement. The Class B Shareholders of a Fund have exclusive voting rights, if any, with respect to the Company's Class B Rule 12b-1 Distribution Plan as it applies to each fund. Transfer agency fees, expenses related to transfer agency activities and state and federal registration fees applicable to Class B Shares are allocated to Class B Shares. Class B Shares shall be entitled to the shareholder services set forth from time to time in the Company's prospectus and/or Statement of Additional Information with respect to Class B Shares.

     Redemption requests placed by shareholders who own both Class A and Class B Shares of the Fund will be satisfied first by redeeming the shareholder's Class A Shares, unless the shareholder has made a specific election to redeem Class B Shares.

     Class B Shares will automatically convert to Class A Shares of the respective Fund at the end of a specified number of years after the initial purchase date of Class B shares, except as provided in the Company's prospectus. Such conversion will occur at the relative net asset value per share of each class without the imposition of any sales charge, fee or other charge.

     For purposes of converting Class B shares to Class A shares, the initial purchase date for Class B Shares acquired through (i) reinvestment of dividends on Class B

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Shares or (ii) exchange from another Fund in the Company will be deemed to be the date on which the original Class B Shares were purchased.

Article III                  Allocation of Expenses

     Expenses shall be allocated among classes in a manner that is fair and equitable. Expenses relating to a Fund generally will be allocated among Class A and Class B Shares based upon the relative net assets of each such Class. Expenses relating only to a particular class shall be allocated to that class.

Article IV.              Approval by Board of Directors

     This Plan shall not take effect until it has been approved by the vote of a majority (or whatever greater or lesser percentage may, from time to time, be required under Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act")) of (a) all of the Directors of the Company, on behalf of the Fund, and (b) those of the Directors who are not "interested persons" of the Company, as such term may be from time to time defined under the Act.

Article V.                        Severability

     This Plan is severable as to each Fund. The Board of Directors may amend this Plan on behalf of one or more funds, in which case a new Plan would be adopted in respect of any such Fund. In such event, this Plan would remain in full force and effect as to all other Funds.

Article VI.                        Amendments

     No material amendment to the Plan shall be effective unless it is approved by the Board of Directors in the same manner as is provided for approval of this Plan in Article IV.


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